SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 21, 2015

Derma Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 300

Princeton, NJ  08540

(609) 514-4744

(Address including zip code and telephone

number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Edward J. Quilty, former Chairman of the Board of Directors, President and Chief Executive Officer of Derma Sciences, Inc. (the “Company”), departed from the Company effective as of Monday, December 21, 2015 (the “Effective Date”). The departure was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Quilty will remain a director of the Company after the Effective Date.

In connection with Mr. Quilty’s departure and in consideration for his prior service to the Company, the Company entered into a separation agreement with Mr. Quilty, dated as of the Effective Date (the “Separation Agreement”), with respect to the terms of his departure as Chief Executive Officer and Chairman. Pursuant to the Separation Agreement and subject to Mr. Quilty’s release of any claims in favor of the Company, Mr. Quilty will receive cash severance of $1,030,000, payable over a two year period, as well as accrued salary and such other benefits, to which he is entitled under the terms of, and as identified in, his employment agreement with the Company, dated as of March 7, 2012 and as amended on December 20, 2012, March 27, 2013 and March 9, 2015, respectively (the “Employment Agreement”). In addition to the compensation and benefits set forth pursuant to the terms of the Employment Agreement, Mr. Quilty will receive an annual bonus of $93,344 for the 2015 fiscal year and certain outstanding equity awards previously granted to Mr. Quilty for his prior service—including 39,000 time-based stock option shares, 18,125 performance-based stock option shares, 16,250 time-based restricted stock units and 5,438 performance-based restricted stock units that would have otherwise been forfeited upon his departure—will vest in full and immediately become exercisable. The Separation Agreement also provides that as of the Effective Date, Mr. Quilty will enter into a Consulting Services Agreement with the Company pursuant to which Mr. Quilty will provide consulting services to the Company with regard to its business and operations until June 30, 2016 or such earlier date on which such consulting relationship is terminated, in exchange for $60,000 payable in six equal monthly installments. The Separation Agreement with Mr. Quilty, which includes the Consulting Services Agreement as an exhibit, is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In connection with Mr. Quilty’s departure and as of the Effective Date, the Board of Directors of the Company (the “Board”) has agreed that Stephen T. Wills, CPA, MST, who has served as Lead Director and a director of the Company since July 2008 and May 2000, respectively, will be appointed Interim Executive Chairman and will assume the duties and obligations of the role of Principal Executive Officer of the Company while in his current position as a director. While serving as Executive Chairman, Mr. Wills will no longer serve as Lead Director or a member of the Board’s Compensation Committee or Audit Committee, including as Chairperson thereof.

In connection with Mr. Wills’ appointment as Interim Executive Chairman, on December 17, 2015, the Compensation Committee of the Board approved the material terms of Mr. Wills’ board compensation for such position, which includes monthly compensation of $15,000 and a one-time stock option grant of 15,000 shares subject to a twelve-month vesting schedule.

The Company’s press release announcing Mr. Quilty’s departure and Mr. Wills’ appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation Agreement, dated December 21, 2015, between Derma Sciences, Inc. and Edward J. Quilty
99.1	Press Release, dated December 21, 2015, of Derma Sciences, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

By:	/s/ John E. Yetter
John E. Yetter, CPA
Executive Vice President, Finance and Chief Financial Officer

Date:  December 21, 2015

Exhibit
Number	Description

10.1	Separation Agreement, dated December 21, 2015, between Derma Sciences, Inc. and Edward J. Quilty
99.1	Press Release, dated December 21, 2015, of Derma Sciences, Inc.